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EXHIBIT 11 - Statement re computation of per share earnings

                           SUIZA FOODS CORPORATION
               (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

                                                THREE MONTHS ENDED           SIX MONTHS ENDED
                                                      JUNE 30,                   JUNE 30,
                                             -------------------------   -------------------------
Basic EPS computation:                           2001          2000         2001          2000
                                             -----------   -----------   -----------   -----------
  Numerator:
    Income before extraordinary items        $    34,603   $    33,533   $    58,120   $    54,127
                                             -----------   -----------   -----------   -----------

    Income applicable to common stock        $    34,603   $    33,533   $    58,120   $    54,127
                                             ===========   ===========   ===========   ===========

  Denominator:
    Average common shares                     27,560,301    28,896,573    27,458,327    28,984,020
                                             ===========   ===========   ===========   ===========

Basic EPS before extraordinary items         $      1.26   $      1.16   $      2.12   $      1.87
                                             ===========   ===========   ===========   ===========

Diluted EPS calculation:
  Numerator:
    Income before extraordinary items        $    34,603   $    33,533   $    58,120   $    54,127
                                             -----------   -----------   -----------   -----------
    Net effect on earnings from conversion
      of mandatorily redeemable
      convertible preferred securities             5,331         5,331        10,662        10,671
                                             -----------   -----------   -----------   -----------
    Income applicable to common stock        $    39,934   $    38,864   $    68,782   $    64,798
                                             ===========   ===========   ===========   ===========
  Denominator:
    Average common shares - basic             27,560,301    28,896,573    27,458,327    28,984,020
    Stock option conversion                      886,626       758,345       823,307       787,323
    Dilutive effect of conversion of
      manditorily redeemable convertible
      preferred securities                     7,666,832     7,667,534     7,666,832     7,698,931
                                             -----------   -----------   -----------   -----------
    Average common shares - diluted           36,113,759    37,322,452    35,948,466    37,470,274
                                             ===========   ===========   ===========   ===========
Diluted EPS before extraordinary items       $      1.11   $      1.04   $      1.91   $      1.73
                                             ===========   ===========   ===========   ===========
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